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                                   EXHIBIT 12

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


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                                                            Two Quarters Ended
                                                        December 31,      January 1,
                                                            1999             1999
                                                         ----------       ----------
(CONTINUING OPERATIONS IN MILLIONS OF DOLLARS, EXCEPT RATIOS)

EARNINGS:
Net income . . . . . . . . . . . . . . . . . . . . .        $22.9            $24.6
Plus:  Income taxes. . . . . . . . . . . . . . . . .         12.4             13.9
       Fixed charges . . . . . . . . . . . . . . . .         12.2              6.2
       Amortization of capitalized interest. . . . .            -                -
Less:  Interest capitalized during the period. . . .            -                -
       Undistributed earnings in equity investments.           .4             (2.2)
                                                            -----            -----
                                                            $47.9            $42.5
                                                            =====            =====

FIXED CHARGES:
Interest expense . . . . . . . . . . . . . . . . . .        $ 8.6            $ 2.6
Plus:  Interest capitalized during the period. . . .            -                -
       Portion of rents deemed representative of the
        interest factor. . . . . . . . . . . . . . .          3.6              3.6
                                                            -----            -----
                                                            $12.2            $ 6.2
                                                            =====            =====

RATIO OF EARNINGS TO FIXED CHARGES . . . . . . . . .         3.93             6.85
                                                             ====             ====
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